EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2023 First Quarter Results

STAMFORD, Conn., Feb. 01, 2023 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2023 first quarter, the three month period ended December 31, 2022.

Three Months Ended December 31, 2022 Compared to the Three Months Ended December 31, 2021
For the fiscal 2023 first quarter, Star reported a 32.8 percent increase in total revenue to $648.2 million compared with $488.3 million in the prior-year period, reflecting higher selling prices. The volume of home heating oil and propane sold during the fiscal 2023 first quarter increased by 2.2 million gallons, or 2.5 percent, to 89.2 million gallons, reflecting colder weather and the impact of acquisitions, more than offsetting net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the three months ended December 31, 2022 were 14.9% colder than the three months ended December 31, 2021 but 6.6% warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income decreased by $1.0 million in the quarter, to $13.5 million, primarily due to an unfavorable non cash change in the fair value of derivative instruments of $4.2 million and a $2.2 million increase in interest expense, partially offset by an increase in Adjusted EBITDA of $4.6 million and a $0.3 million decrease in income tax expense.

The Company reported first quarter Adjusted EBITDA (a non-GAAP measure defined below) of $49.1 million, an increase of $4.6 million, reflecting higher sales volume of home heating oil and propane and an increase in home heating oil and propane per-gallon margins, more than offsetting higher operating costs.

“The first quarter of fiscal 2023 was somewhat unusual in that one month – October – saw temperatures which were 130% colder than in the prior-year period,” Jeff Woosnam, Star Group’s President and Chief Executive Officer. “However, this is typically a transitional month, with a lower overall impact on volume sold, and it also falls outside of our weather hedge contract. The rest of the quarter’s weather was only slightly colder than fiscal 2022, resulting in a $0.4 million charge under our weather hedge contract.

“Notably, we experienced nice growth in net customers this quarter, with a net gain of 1.7% – the best such performance in years. We were well-positioned to take advantage of certain temporary market conditions during the quarter with regards to physical supply.  We believe our ongoing efforts at improving the customer experience, combined with the reputation of our brands as being among the most reliable and trusted within the markets we serve, also contributed to net account growth during the quarter. At the same time, we acquired two heating oil dealers that are expected to add roughly 1.5 million gallons of oil and other petroleum products annually to the Company.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, February 2, 2023. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the impact of geopolitical events, such as the war in the Ukraine, and its impact on wholesale product cost volatility, the price and supply of the products that we sell, our ability to purchase sufficient quantities of product to meet our customer’s needs, rapid increases in levels of inflation approaching 40-year highs, uncertain economic conditions, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, the effect of weather conditions on our financial performance, our ability to obtain new customers and retain existing customers, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions, the impact of the novel coronavirus, or COVID-19, pandemic and future global health pandemics, on US and global economies, future union relations and the outcome of current and future union negotiations, the impact of current and future governmental regulations, including climate change, environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counterparty credit worthiness, marketing plans, cyber-attacks, increases in interest rates, global supply chain issues, labor shortages and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2022. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2022	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$22,591	$14,620
Receivables, net of allowance of $8,400 and $7,755, respectively	253,004	138,252
Inventories	112,058	83,557
Fair asset value of derivative instruments	2,904	16,823
Prepaid expenses and other current assets	35,111	32,016
Assets held for sale	—	2,995
Total current assets	425,668	288,263
Property and equipment, net	106,672	107,744
Operating lease right-of-use assets	93,696	93,435
Goodwill	254,354	254,110
Intangibles, net	81,772	84,510
Restricted cash	250	250
Captive insurance collateral	67,222	66,662
Deferred charges and other assets, net	17,010	17,501
Total assets	$1,046,644	$912,475
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$70,927	$49,061
Revolving credit facility borrowings	136,574	20,276
Fair liability value of derivative instruments	4,720	183
Current maturities of long-term debt	16,500	12,375
Current portion of operating lease liabilities	17,439	17,211
Accrued expenses and other current liabilities	120,152	125,561
Unearned service contract revenue	74,705	62,858
Customer credit balances	79,100	93,555
Total current liabilities	520,117	381,080
Long-term debt	143,522	151,709
Long-term operating lease liabilities	81,387	81,385
Deferred tax liabilities, net	24,465	25,620
Other long-term liabilities	14,780	14,766
Partners' capital
Common unitholders	281,516	277,177
General partner	(3,826)	(3,656)
Accumulated other comprehensive loss, net of taxes	(15,317)	(15,606)
Total partners' capital	262,373	257,915
Total liabilities and partners' capital	$1,046,644	$912,475

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2022	2021
Sales:
Product	$569,929	$411,265
Installations and services	78,258	77,005
Total sales	648,187	488,270
Cost and expenses:
Cost of product	419,093	274,594
Cost of installations and services	76,543	74,048
(Increase) decrease in the fair value of derivative instruments	17,636	13,403
Delivery and branch expenses	97,936	88,989
Depreciation and amortization expenses	7,837	8,448
General and administrative expenses	6,856	6,676
Finance charge income	(1,319)	(512)
Operating income	23,605	22,624
Interest expense, net	(4,274)	(2,058)
Amortization of debt issuance costs	(329)	(239)
Income before income taxes	19,002	20,327
Income tax expense	5,463	5,838
Net income	$13,539	$14,489
General Partner's interest in net income	122	122
Limited Partners' interest in net income	$13,417	$14,367

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.37	$0.37
Dilutive impact of theoretical distribution of earnings	0.04	0.05
Basic and diluted income per Limited Partner Unit:	$0.33	$0.32

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	35,916	38,789

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2022	2021
Net income	$13,539	$14,489
Plus:
Income tax expense	5,463	5,838
Amortization of debt issuance costs	329	239
Interest expense, net	4,274	2,058
Depreciation and amortization	7,837	8,448
EBITDA	31,442	31,072
(Increase) / decrease in the fair value of derivative instruments	17,636	13,403
Adjusted EBITDA	49,078	44,475
Add / (subtract)
Income tax expense	(5,463)	(5,838)
Interest expense, net	(4,274)	(2,058)
Provision (recovery) for losses on accounts receivable	1,046	(288)
Increase in accounts receivables	(115,164)	(78,794)
Increase in inventories	(28,717)	(16,388)
Decrease in customer credit balances	(14,700)	(14,504)
Change in deferred taxes	(1,224)	(684)
Change in other operating assets and liabilities	26,677	8,214
Net cash used in operating activities	$(92,741)	$(65,865)
Net cash used in investing activities	$(2,086)	$(7,034)
Net cash provided by financing activities	$102,798	$89,371

Home heating oil and propane gallons sold	89,200	87,000
Other petroleum products	35,600	39,300
Total all products	124,800	126,300

CONTACT:
Star Group, L.P. Investor Relations 203/328-7310	Chris Witty Darrow Associates 646/438-9385 or cwitty@darrowir.com